Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

Among

HAWAIIAN TELCOM COMMUNICATIONS, INC.

HAWAIIAN TELCOM SERVICES COMPANY, INC.

And

CBD INVESTOR, INC.

Dated as of April 29, 2007

i

ARTICLE V COVENANTS		22

5.1	Conduct of Business	22
5.2	Access	24
5.3	Efforts; No Inconsistent Action	24
5.4	Insurance Coverage	26
5.5	Supplemental Disclosure	27
5.6	Cooperation	27
5.7	Confidentiality	28
5.8	Ancillary Agreements	28
5.9	Prior Knowledge	28
5.10	Certain Notices	28
5.11	No Negotiation	28

ARTICLE VI CONDITIONS OF PURCHASE		28

6.1	General Conditions	28
6.2	Conditions Precedent to Obligations of Buyer	29
6.3	Conditions Precedent to Obligations of Parent and Seller	30

ARTICLE VII INDEMNIFICATION		31

7.1	Survival Period	31
7.2	Period for Claims	31
7.3	Indemnification Obligation of Seller	31
7.4	Indemnification Obligation of Buyer and the Company	32
7.5	Definitions for Purposes of this Article	32
7.6	Limitation on Claims for Indemnifiable Losses	33
7.7	Defense of Claims	33
7.8	Subrogation	34
7.9	Remedies Exclusive	35
7.10	Mitigation	35
7.11	Tax Treatment	35

ARTICLE VIII TAX MATTERS		35

8.1	Certain Taxes and Fees	35
8.2	Allocation of Purchase Price	36
8.3	FIRPTA Certificate	36

ARTICLE IX TERMINATION		37

9.1	Termination of Agreement	37
9.2	Good Faith Performance	37
9.3	Effect of Termination	37
9.4	Compliance with Non-Disclosure Agreement	38

ii

ARTICLE X MISCELLANEOUS		38

10.1	Notices	38
10.2	Information Releases	39
10.3	Expenses	40
10.4	Successors and Assigns	40
10.5	Amendments	40
10.6	Captions	40
10.7	Entire Agreement	40
10.8	Waiver	41
10.9	Third Parties	41
10.10	Counterparts	41
10.11	Governing Law	41
10.12	Further Assurances	42
10.13	Severability	42
10.14	Schedules; Exhibits	42
10.15	Knowledge Convention	43

Exhibit A:                                            Working Capital Policies and Principles

Exhibit B:                                              Form of Contribution Agreement

Exhibit C:                                              Form of Publishing Agreement

Exhibit D:                                             Form of Billing and Collection Services Agreement

Exhibit E:                                               Form of List License Agreement

Seller Disclosure Schedule

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of April 29, 2007, by and among Hawaiian Telcom Communications, Inc., a Delaware corporation (“Parent”), Hawaiian Telcom Services Company, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Seller”), and CBD Investor, Inc., a Delaware corporation (“Buyer”); and, together with Parent and Seller, the “Parties”).

RECITALS

WHEREAS, Seller is the sole member of Directory Co., LLC, a Delaware limited liability company (the “Company”), and Seller owns all of the outstanding limited liability company membership interests (the “Membership Interests”) in the Company;

WHEREAS, immediately prior to the Closing, Seller shall contribute all of the assets exclusively related to the Business (as defined herein) to the Company, and the Company shall assume the liabilities relating to the Business, in each case, pursuant to the terms of the Contribution Agreement (as defined herein);

WHEREAS, the Parties intend to treat the transfers pursuant to the Contribution Agreement as, together with the transactions contemplated by this Agreement, a taxable disposition of the assets related to the Business for U.S. federal and applicable state income tax purposes; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of Membership Interests for the consideration and on the terms and conditions described herein.

AGREEMENT

NOW, THEREFORE, IT IS AGREED that in consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For all purposes of this Agreement, the Exhibits and the Seller Disclosure Schedule, except as otherwise expressly provided, the following definitions shall apply:

“Accounting Firm” means PricewaterhouseCoopers, or another nationally recognized accounting firm mutually acceptable to Seller and Buyer.

“Action” means any action, complaint, petition, investigation, suit or other proceeding before any Governmental Authority.

“Adjusted Working Capital” means as of any date of determination an amount equal to the current assets of Seller (other than any cash and cash equivalents held by Seller or any of its Affiliates or any agents on behalf of Seller or any of its Affiliates) less the current liabilities of Seller, in each case, exclusively arising out of the conduct of the Business, and all determined in accordance with GAAP as adjusted, and in a manner consistent with, the policies and principles set forth on Exhibit A.

“Affiliate” or “Affiliates” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

“Ancillary Agreements” means the Contribution Agreement, the Publishing Agreement, the Billing and Collection Services Agreement and the List License Agreement and other agreements, certificates and documents required hereunder to consummate the Closing.

“Beneficially Own” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Berry Agreement” means that certain Directory Services Agreement, dated as of February 4, 2005, between Hawaiian Telcom Communications, Inc., as successor in interest of Hawaiian Telcom Merger Sub, Inc., and L.M. Berry Company, as amended.

“Billing and Collection Services Agreement” means the Billing and Collection Services Agreement to be entered into at Closing between HT and the Company substantially in the form of Exhibit D attached hereto.

“Business” means, solely for the purposes of this Agreement, the business of publishing and providing telephone directory products in the State of Hawaii consisting principally of searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements primarily of Persons located in the State of Hawaii, that are directed to end users primarily in the State of Hawaii in tangible media (e.g., paper directories, CD-ROM) or electronic media (e.g., Internet), and generating revenue principally through the sale of such classified advertisements, as presently conducted by Seller; provided that Business does not include the business of (i) marketing, selling or distributing Telecommunications Services or (ii) operating any Operator-Assisted Directories.

“Business Audited Financial Statements” means the audited balance sheets of the Business as at December 31, 2004, December 31, 2005 (it being understood that the presentation of the balance sheets for the year ended December 31, 2005 includes separate presentations of the balance sheets of the four month period ended May 1, 2005 and the eight month period ended December 31, 2005) and December 31, 2006, and audited statements of income and cash flows of the Business for the twelve month period ended December 31, 2004, the four month period ended May 1, 2005, the eight month period ended December 31, 2005 and the twelve month period ended December 31, 2006, in each case prepared in accordance with GAAP.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the city of New York or the State of Hawaii are authorized or required to be closed.

“Buyer” has the meaning set forth in the Preamble hereto.

“Buyer Indemnitees” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(b).

“Closing Date Statement” has the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals hereto.

“Commission” means the Public Utilities Commission of the State of Hawaii.

“Contract” means any contract, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease or other agreement legally binding on any of the Parties hereto.

“Contributed Assets” has the meaning set forth in the Contribution Agreement.

“Contribution” has the meaning set forth in Section 2.4.

“Contribution Agreement” means the Contribution Agreement to be entered into prior to the Closing in the form of Exhibit B attached hereto.

“Control” (including the correlative terms “Controls,” “Controlled by,” “Controlled,” “Controlling” and “under common Control with”) means, with respect to any Person, possession of the power, directly or indirectly, either to (i) vote a majority of the voting shares or other voting interests in such Person for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract.

“Credit Agreement” means the Credit Agreement dated May 2, 2005, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified from time to time, among Parent, Hawaiian Telcom Holdco, Inc., a Delaware corporation and the direct parent of Parent, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., and Lehman Brothers Inc., as Joint Bookrunners, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Lehman Commercial Paper Inc., as Documentation Agent.

“Decision and Order” means the March 16, 2005 Decision and Order number 21696 issued by the Commission.

“Direct Claim” has the meaning set forth in Section 7.7(b).

“Encumbrance” means any claim, charge, mortgage, indenture, easement, encumbrance, covenant, security interest, lien, option, pledge, rights of others, license or restriction (whether on voting, sale, transfer, disposition or otherwise), except for any restrictions on transfer generally arising under any applicable federal or state securities Law; provided, however, that, “Encumbrance” shall not include any matter that:  (i) constitutes a statutory lien arising in the ordinary course of business consistent with past practice for sums not yet due and payable; (ii) is in respect of current Taxes not yet due and payable or being contested in good faith; (iii) leases and subleases to any third party tenant; (iv) arises as a result of any zoning, entitlement or other land use or environmental regulation promulgated by a Governmental Authority; or (v) with respect to the properties or assets of Seller relating to the Business or the Company does not singly or in the aggregate with other such items materially detract from the value of the property or materially detract from or interfere with the use of property in the ordinary conduct of business as presently conducted.

“Equity Securities” means any capital stock or limited liability company membership interest, any other equity interest or other securities which have the right to vote, any securities convertible into or exchangeable for capital stock, any other equity interests or other securities which have the right to vote or any other rights, warrants or options of any Person to purchase or acquire any of the foregoing securities.

“ERISA Plan” has the meaning set forth in Section 3.10.

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC Act” means the Federal Communications Act of 1934, as amended (47 U.S.C. ss 151 et seq.).

“Final Working Capital” has the meaning set forth in Section 2.3(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government in the United States, whether federal, interstate, state or local.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Hawaii Regulatory Approvals” has the meaning set forth in Section 5.3(b).

“High Target Working Capital” has the meaning set forth in Section 2.3(a).

“HT” means Hawaiian Telcom, Inc., a Hawaii corporation and wholly-owned subsidiary of Parent.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness guaranteed in any manner by a Person and (iv) any obligations under capitalized leases or purchase money financing with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, with respect to any indebtedness for which prepayment is permitted, any pre-payment penalties and costs associated with the pre-payment of any such indebtedness.

“Indemnifiable Claim” means any Loss for or against which any Party is entitled to indemnification under this Agreement.

“Indemnification Payment” has the meaning set forth in Section 7.5(a).

“Indemnitee” has the meaning set forth in Section 7.5(b).

“Indemnitor” has the meaning set forth in Section 7.5(c).

“Intellectual Property” means all intellectual property or proprietary rights, including without limitation (i) all inventions, all improvements thereto, and all patents and patent applications (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, and domain names, and all applications and registrations in connection therewith (iii) all copyrightable works and other works of authorship, all copyrights, and all applications and registrations in connection therewith, and (iv) all trade secrets, know how, and other confidential or proprietary information.

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge of Buyer” has the meaning set forth in Section 10.15.

“Knowledge of Seller” has the meaning set forth in Section 10.15.

“Law” means any constitutional provision, statute or other law, rule, regulation, ordinance, judgment, decree, award, ruling, requirement, license, permit or code of any Governmental Authority.

“List License Agreement” means the List License Agreement to be entered into at Closing between HT and the Company substantially in the form of Exhibit E attached hereto.

“Losses” has the meaning set forth in Section 7.5(d).

“Low Target Working Capital” has the meaning set forth in Section 2.3(a).

“Material Adverse Effect” means any change or effect that is materially adverse to the operations, assets or financial condition of the Company and the Business, taken as a whole, but excluding any such effect caused by, resulting from or arising as a result of, any fact, circumstance or condition that (i) is generally applicable to the industry in which Seller or the Business operates, (ii) is generally applicable to the economy or securities markets of the State of Hawaii or the United States, (iii) is set forth in the Seller Disclosure Schedule to the extent disclosed or (iv) results from the execution of this Agreement, the announcement of this Agreement, the consummation of the transactions contemplated hereby or in the Ancillary Agreements, the identity of Buyer or any breach by Buyer of any provision hereof.

“Material Contract” means each Contract to which Seller or Parent is (or, following the consummation of the Contribution, the Company will be) a party or to which Seller, Parent or any properties of either is subject or by which any thereof is bound (or, following the consummation of the Contribution, the Company or any of its properties will be subject or by which any thereof will be bound) and, in each case, that is set forth on Section 1.1 of the Seller Disclosure Schedule.

“Membership Interests” has the meaning set forth in the Recitals.

“Non-Disclosure Agreement” has the meaning set forth in Section 5.2.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Operator-Assisted Directories” means operator-assisted telephone directories (e.g., 411 directory assistance or similar service) that deliver information in the form of a voice response (live or automated) and include residential, business and/or Governmental Authority telephone listings.

“Permit” means any license, permit, franchise or certificate and any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Authority.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Proposed Final Working Capital” has the meaning set forth in Section 2.3(b).

“Publishing Agreement” means the Publishing Agreement (including all Exhibits attached thereto) to be entered into at Closing between HT and the Company substantially in the form of Exhibit C attached hereto.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 8.2(a).

“Representatives” has the meaning set forth in the Non-Disclosure Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble hereto.

“Seller Corporate Policies” has the meaning set forth in Section 4.7.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date hereof, as it may be amended from time to time in accordance with Section 5.5 hereof.

“Seller Execution Party” means any of Parent, Seller, the Company or HT.

“Seller Indemnification Limit” has the meaning set forth in Section 7.6(a).

“Seller Indemnitees” has the meaning set forth in Section 7.4.

“Seller Threshold” has the meaning set forth in Section 7.6(a).

“Settlement Requirements” has the meaning set forth in Section 7.7(a).

“subsidiary” means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

“Target Working Capital” means the amount equal to (i) the sum of the positive or negative Adjusted Working Capital amounts set forth on the Target Working Capital Statement for each of the six calendar months ending on the last day of the second calendar month prior to the month in which the Closing occurs divided by (ii) six (6).

“Target Working Capital Statement” means a statement setting forth the Target Working Capital, the calculation of Target Working Capital, the unaudited balance sheet of the Business as of the end of each calendar month relevant to the calculation of Target Working Capital and the calculation of Adjusted Working Capital derived from each such balance sheet, all prepared in accordance with GAAP as adjusted, and in a manner consistent with, the policies and principles set forth on Exhibit A.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group of corporations filing a consolidated Tax Return (or by being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Telecommunications Services” means all communications services and products, including (i) any telecommunications services set forth in the FCC Act and the rules, regulations, published orders and policies of the Federal Communications Commission thereunder, or the equivalent thereof as may be adopted by the Commission for intrastate purposes, in either case as may be modified from time to time, (ii) other voice, video and data transmission services, information services (as defined in the FCC Act and the rules, regulations, published orders, and policies of the Federal Communications Commission thereunder, each as may be modified from time to time), and (iii) internet connectivity,  wireless communications, cable, Internet Protocol Television, satellite, web hosting, and any and all extensions or replacements thereof using technology now known or hereafter developed, or any other comparable or successor products or services.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Consent” means any approval, consent or other waiver required to be obtained from or any any notice required to be delivered to any Person other than a Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 7.7(a).

“Transaction Taxes” has the meaning set forth in Section 8.1(a).

1.2           Other Definitional Provisions.

(a)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and “Article”, “Section”, and “Exhibit” references are to this Agreement unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such words or words of like import.

ARTICLE II

PURCHASE AND SALE; CONTRIBUTION; CLOSING

2.1           Purchase and Sale.  Upon the terms and subject to the conditions hereinafter set forth, Seller agrees to sell, free and clear of any Encumbrances, all of Seller’s rights, title and interest in and to the Membership Interests to Buyer, and Buyer agrees to purchase all of the Membership Interests from Seller, for the consideration and on the terms and conditions hereinafter set forth.  The transfer of the Membership Interests from Seller to Buyer shall be in a form acceptable for transfer on the books of the Company.

2.2           Purchase Price.  Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Membership Interests shall be an amount equal to $435,000,000 (the “Purchase Price”).  At the Closing, the Purchase Price shall be adjusted as provided in Section 2.3(a) to reflect certain differences between the Target Working Capital and the Estimated Working Capital.  The Purchase Price shall be subject to further adjustment as provided in Section 2.3(d).  Any payments under this Section 2.2 made on the Closing Date shall be made by wire transfer of immediately available funds in U.S. Dollars on the Closing Date to an account designated by Seller to Buyer at least one Business Day prior to the Closing Date.

2.3           Purchase Price Adjustment.

(a)           Not less than two Business Days prior to the Closing Date, Seller will deliver to Buyer the Target Working Capital Statement and a good faith estimate of the Adjusted Working Capital as of the Closing Date (the “Estimated Working Capital”) and submit to Buyer a written statement (the “Estimated Working Capital Statement”) setting forth, in reasonable detail, Seller’s calculation of the Estimated Working Capital.  The Estimated Working Capital Statement shall be prepared in accordance with GAAP as adjusted, and in a manner consistent with, the policies and principles set forth on Exhibit A.  If (i) the Estimated Working Capital is greater than one hundred five percent (105%) of Target Working Capital (the “High Target Working Capital”), the Purchase Price payable at the Closing will be increased by the difference between the Estimated Working Capital and the High Target Working Capital, (ii) the Estimated Working Capital is less than ninety five percent (95%) of Target Working Capital (the “Low Target Working Capital”), the Purchase Price payable at the Closing will be decreased by the difference between the Estimated Working Capital and the Low Target Working Capital and (iii) the Estimated Working Capital is less than or equal to the High Target Working Capital but greater than or equal to the Low Target Working Capital, the Purchase Price payable at Closing will not be adjusted pursuant to this Section 2.3(a).

(b)           Promptly following the Closing Date, but in no event later than forty-five (45) days after the Closing Date, Seller shall provide to Buyer the proposed Adjusted Working Capital of Seller as of the Closing Date (the “Proposed Final Working Capital”) and submit to Buyer a written statement (the “Closing Date Statement”) setting forth, in reasonable detail, Seller’s calculation thereof.  The Closing Date Statement shall be prepared in accordance with GAAP as adjusted, and in a manner consistent with, the policies and principles set forth on Exhibit A.  The Closing Date Statement shall clearly identify all differences between the Proposed Final Working Capital and the Estimated Working Capital and shall include a reasonably detailed explanation of the basis for each such difference.  Buyer shall fully cooperate with and assist, and shall cause the Company and its employees and agents to fully cooperate with and assist Seller and its employees and representatives in its preparation of the Closing Date Statement and shall provide Seller and its employees and representatives access at all reasonable times to the personnel, properties, books, records and work papers of Buyer and the Company for such purpose and for the other purposes set forth in this Section 2.3, in each case without cost to Seller.

(c)           In the event Buyer disputes the correctness of the Proposed Final Working Capital, Buyer shall notify Seller in writing of its objections within thirty (30) days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Buyer’s objections.  If Buyer fails to deliver its notice of objections within thirty (30) days after receipt of the Closing Date Statement, Buyer shall be deemed to have accepted Seller’s calculation.  Seller and Buyer shall endeavor in good faith to resolve any disputed matters within fifteen (15) days after receipt of Buyer’s notice of objections.  If Seller and Buyer are unable to resolve the disputed matters, Seller and Buyer shall promptly refer the disputed matters to the Accounting Firm.  The Accounting Firm shall offer Seller and Buyer (and their respective employees and Representatives) the opportunity to provide written submissions regarding their positions on the disputed matters, which opportunity shall not extend more than fifteen (15) days after the submission of the disputed matters to the Accounting Firm.  The Accounting  Firm shall deliver a written report resolving all disputed matters and setting forth the basis for such resolution within thirty (30) days after Seller and Buyer have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items.  The determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Buyer.  The determination of the Accounting Firm shall be based solely on the written submissions by Seller and Buyer and shall not be based upon any independent review (it being understood that the Accounting Firm need not accept in its entirety the submission of either one Party or the other).  The Adjusted Working Capital as of the Closing Date, as finally determined pursuant to this Section 2.3(c) (whether by failure of Buyer to deliver notice of objection, by agreement of Seller and Buyer or by determination of the Accounting Firm), is referred to herein as the “Final Working Capital.”

(d)           Not later than two Business Days after the determination of Final Working Capital, Buyer or Seller, as applicable, will make such payments to the other Party as are necessary such that, after giving effect to the increase or decrease in Purchase Price made at Closing pursuant to Section 2.3(a), (i) if Final Working Capital is greater than the High Target Working Capital, Seller shall have received an aggregate amount equal to the amount by which Final Working Capital is greater than the High Target Working Capital and Buyer shall not have received any amount in respect of a working capital adjustment, (ii) if Final Working Capital is less than the Low Target Working Capital, Buyer shall have received an aggregate amount equal to the amount by which Final Working Capital is less than the Low Target Working Capital and Seller shall not have received any amount in respect of a working capital adjustment or (iii) if Final Working Capital is greater than or equal to the Low Target Working Capital but less than or equal to the High Target Working Capital, neither Party shall have received any amount in respect of a working capital adjustment pursuant to this Section 2.3.   Any such payment shall be made by wire transfer of immediately available funds in U.S. Dollars not later than ten Business Days after the determination of the Final Working Capital to a bank account designated in writing to the Party entitled to receive the payment.

(e)           The fees and expenses, if any, of the Accounting Firm retained in accordance with Section 2.3(c) to resolve any dispute shall be paid one-half by Buyer and one-half by Seller.

(f)            In the event the Accounting Firm is requested to resolve any dispute pursuant to this Section 2.3, any meetings or proceedings involving the Accounting Firm in connection with such dispute resolution shall be held in Honolulu, Hawaii or another location that is mutually agreeable to the Parties.

2.4           The Contribution.  Immediately prior to the Closing and pursuant to the Contribution Agreement, Seller shall contribute to the Company (the “Contribution”) any and all of its right, title and interest in and to the assets exclusively relating to the Business and shall cause the Company to assume the liabilities relating to the Business, all on the terms and conditions set forth in the Contribution Agreement.  The Parties acknowledge that nothing in this Agreement shall be deemed to prohibit the consummation of the Contribution and that the consummation of the Contribution shall not constitute a breach of any provision of this Agreement, including Section 5.1.

2.5           The Closing.

(a)           Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article IX of this Agreement, the closing of the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, counsel to Seller, located at 885 Third Avenue, New York, NY 10022 or at such other location as may be agreed upon by Buyer and Seller.

(b)           The Closing shall take place on the third Business Day following the satisfaction or waiver of the conditions contained in Article VI of this Agreement (other than conditions that, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as otherwise indicated on the Seller Disclosure Schedules hereto, Parent and Seller represent and warrant as follows:

3.1           Organization and Related Matters.  Each of the Seller Execution Parties is a corporation or limited liability company, as applicable, duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of the state of its incorporation or formation, as applicable, and has all necessary power and authority to own, lease and operate its assets and properties and carry on its business as now conducted and, except as otherwise indicated on Section 3.1 of the Seller Disclosure Schedule, is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company, as applicable, in good standing in all jurisdictions in which the nature of its business requires such licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a

Material Adverse Effect.  True, correct and complete copies of the Certificate of Incorporation or Certificate of Formation, as applicable and the By-Laws or Limited Liability Company Agreement of each applicable Seller Execution Party have been furnished to Buyer.  Each Seller Execution Party has all necessary power and authority to execute, deliver and perform this Agreement, if applicable, and the Ancillary Agreements to which it is or will be a party, to consummate the transactions contemplated hereby and thereby, as applicable, and to perform its obligations hereunder and thereunder, as applicable.

3.2           Authorization; No Conflicts.

(a)           The execution, delivery and performance by the Seller Execution Parties of this Agreement, if applicable, and the Ancillary Agreements executed or to be executed by the Seller Execution Parties, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable, have been duly and validly authorized by all necessary action on the part of each Seller Execution Party, and no other action or approval on the part of any such Seller Execution Party is necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or perform the obligations under this Agreement or the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby, as applicable.

(b)           This Agreement has been duly executed and delivered by Parent and Seller, and the Ancillary Agreements to which any Seller Execution Party will be a party will be duly executed and delivered by such Seller Execution Party, as applicable, and constitute or will constitute, when executed and delivered, the legal, valid and binding obligations of such Seller Execution Party, as applicable, enforceable against such Seller Execution Party, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to the exercise of judicial discretion in accordance with principles of equity.

(c)           The Seller Execution Parties’ respective execution, delivery and performance of this Agreement, as applicable, and the Ancillary Agreements to which any of them is or will be a party will not (i) violate, or constitute a breach or default under, (A) such Seller Execution Parties’ respective Certificate of Incorporation or Certificate of Formation, as applicable, or By-Laws or Limited Liability Company Agreement, as applicable, or (B) except as set forth on Section 3.2(c) of the Seller Disclosure Schedule, any Material Contract to which any of them is a party or under which any of their material assets are bound, except for any violations of or breaches or defaults under any Material Contract that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (ii) result in the imposition of any material Encumbrance against all or any portion of the Business.  Subject to obtaining the Hawaii Regulatory Approvals and the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under  the Hart-Scott-Rodino Act, the Seller Execution Parties’ respective execution, delivery and performance of this Agreement, as applicable, and the Ancillary Agreements to which any of them is or will be a party will not violate any Law in any material respect.

3.3           Capitalization.  Section 3.3 of the Seller Disclosure Schedule sets forth the capitalization of the Company.  Seller is the sole member of the Company and owns all of the Membership Interests, beneficially and of record, free and clear of any Encumbrance other than any Encumbrance existing under the Credit Agreement.  Other than the Membership Interests, there are no issued and outstanding Equity Securities of the Company.  Except as contemplated hereby or in the Contribution Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue, sell, purchase, exchange or grant any rights to acquire, any Equity Securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as contemplated hereby or in the Contribution Agreement, there are no outstanding Contracts of Parent, Seller or the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company.  The Membership Interests are duly authorized, validly issued, fully paid and nonassesable and are not subject to, and have not been issued in violation of, any preemptive rights.  The Company does not have any subsidiaries, nor does it own any direct or indirect equity or debt interest in any other Person, nor is it obligated to acquire any such interest.

3.4           Financial Statements; Changes; No Other Liabilities.

(a)           Financial Statements.  The Business Audited Financial Statements that are attached hereto as Section 3.4(a) of the Seller Disclosure Schedule were prepared from the books and records of Seller in accordance with GAAP applied on a consistent basis throughout the periods involved (other than as set forth therein or disclosed in Section 3.4(a) of the Seller Disclosure Schedule) and present fairly, in all material respects, the financial condition and results of operations of the Business as of the dates thereof and for the respective periods therein indicated.

(b)           Certain Changes.  Except as set forth on Section 3.4(b) of the Seller Disclosure Schedule, from December 31, 2006 through the date hereof, there has not been, occurred or arisen any change in or event, fact or circumstance with respect to the Business or the Company that has had a Material Adverse Effect.

(c)           No Other Liabilities.  Seller has not incurred any liabilities with respect to the Business that would be required in accordance with GAAP to be disclosed in a balance sheet of the Business except liabilities (i) that are reflected in the Business Audited Financial Statements, (ii) that are set forth on Section 3.4(c) of the Seller Disclosure Schedule, or (iii) that were incurred since December 31, 2006 in the ordinary course of business.

3.5           Tax Matters.  Except as set forth on Section 3.5 of the Seller Disclosure Schedule:

(a)           Seller, with respect to the Business, and the Company have timely filed all material Tax Returns that they were required to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes of Seller, with respect to the Business, and the Company (whether or not shown on any Tax Return) have been timely paid.  All material Taxes which have been collected from third parties by Seller, with respect to the Business, or the Company have been properly remitted to the appropriate taxing authorities.  There are no material Encumbrances for Taxes upon any of the assets of the Company or the Business.

(b)           There is no material dispute, claim or audit concerning any Tax liability of the Company or Seller that relates to the Business ongoing, pending or proposed in writing by any taxing authority.  Seller has not executed or entered into (or prior to the close of business on the Closing Date will not execute or enter into) with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any material Taxes for which the Seller would or could be liable or (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of the Seller.

(c)           None of the assets of the Company is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

(d)           None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(e)           None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)            Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.5(a) and (b), as such representations and warranties relate to Seller, shall not be applicable to the extent that the assets to be owned at Closing by the Company cannot be subject to Tax liens and Buyer and the Company cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

3.6           Contracts.  True copies of each Material Contract, including all amendments, modifications and supplements thereof, have been made available to Buyer.  As of the date hereof, each Material Contract is valid and in full force and effect according to its terms, and Seller or Parent, as applicable, has performed its obligations thereunder in all material respects (to the extent such obligations have accrued) and is not in default or breach under, any such Material Contract, except, in the case each Material Contract other than the Berry Agreement, where such failure to be in full force and effect or default or breach, has not had a Material Adverse Effect, and in the case of the Berry Agreement, where such failure to be in full force and effect or default or breach would have a material and adverse effect on the Business.

3.7           Actions.  There is no Order or Action served and pending or, to the Knowledge of Seller, threatened or filed but not served, against Seller or the Company that questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken by Seller or the Company in connection herewith, or which seeks to enjoin the consummation of the transactions contemplated herein or therein.  Section 3.7 of the Seller Disclosure Schedule sets forth a list as of the date hereof of all served and pending or, to the Knowledge of Seller, threatened or filed but not served, Actions in which Seller or the Company is a party which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8           Insurance.  Section 3.8 of the Seller Disclosure Schedule contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by Seller (to the extent relating to the Business) as of the date hereof.  True, correct and complete copies of such insurance policies have been made available to Buyer.

3.9           Compliance with Laws.  Except as set forth on Section 3.9 of the Seller Disclosure Schedule, Seller and the Company in the conduct of the Business have complied with all applicable Laws, and neither the Seller nor the Company has received any claim or notice that the Company or the Business is not in compliance with, all Laws applicable to the Company, the Business, the Membership Interests or any assets of the Business. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, which are the subject of Section 3.5.

3.10         Employee Benefit Plans.  The Company does not have any employees, and it does not maintain, participate in or contribute, and is not required to contribute, to any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or any other severance, change-in-control, retention, incentive, deferred compensation or equity based employment plan, policy, program or agreement, whether written or unwritten. (any such plan, program or policy, an “ERISA Plan”).

3.11         No Brokers or Finders.  Other than Lehman Brothers Inc. whose fees will be paid by Parent, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Parent, Seller, the Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the Ancillary Agreements, or the transactions contemplated by this Agreement or the Ancillary Agreements, is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.12         Bank Accounts.  Section 3.12 of the Seller Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Seller (to the extent relating to the operation of the Business) has (and, at Closing the Company will have) accounts (including checking accounts and cash contribution accounts) or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto.

3.13         Permits.  Except as set forth on Section 3.13 of the Seller Disclosure Schedule, Seller holds and, subject to obtaining the Hawaii Regulatory Approvals, as of the Closing, the Company will hold all Permits that are required by any Governmental Authority to conduct the Business as now conducted and possess the assets to be contributed in the Contribution immediately after Closing, except where the failure to hold any such Permit or for such Permit to be in full force and effect has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, as of the date hereof, no suspension, cancellation or termination of any of such material Permits is threatened that would be reasonably likely to materially and adversely affect the ability of the Company or Buyer after the Closing to conduct the Business as it is currently conducted.

3.14         Intercompany Transactions.  Except for the Contribution Agreement and the transactions contemplated by the other Ancillary Agreements be executed at Closing, Seller has not engaged in any material transaction with Parent or HT or any Affiliate of either for which any liabilities or obligations relating to the Company or the Business will remain to be satisfied after the Closing.

3.15         Intellectual Property.

(a)           Section 3.15(a) of the Seller Disclosure Schedule lists all (a) patents and patent applications, (b) trademark and service mark registrations and applications for registration thereof, (c) copyright registrations and applications for registration thereof, and (d) internet domain name registrations, in each case that are owned by Seller or HT, that are used by the Business, and that will be owned by the Company as of the Closing (the “Company Intellectual Property”).  With respect to each item of Intellectual Property listed on Section 3.15(a) of the Seller Disclosure Schedule, neither the Seller nor HT has received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the legality, validity, enforceability, registration, use, or ownership of the item.

(b)           Except as disclosed in Section 3.15(b) of the Seller Disclosure Schedule, neither Seller nor HT has received during the past three (3) years any written charge, complaint, claim, demand or notice alleging that the use of the Company Intellectual Property by Seller in the Business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property right of any Person.  To the Knowledge of Seller, no Person is currently infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

(c)           Subject to the terms and conditions of the Publishing Agreement, including without limitation the Branding Exhibit attached thereto, and assuming the consummation of the transactions contemplated by the Contribution Agreement, the rights of Seller under the Berry Agreement and the Intellectual Property rights to be assigned and licensed to Buyer under the Ancillary Agreements consist of all the Intellectual Property rights owned or used by Seller that are sufficient to permit Buyer to carry on the operation of the Business as it is conducted by Seller immediately prior to the Closing Date in all material respects.

3.16         Sufficiency of Assets.  Except as set forth in Section 3.16 of the Seller Disclosure Schedule and subject to Section 3.15, the Contributed Assets (as defined in the Contribution Agreement), as of the Closing Date (assuming the consummation of the transactions contemplated by the Contribution Agreement) will be sufficient to permit Buyer to carry on the operation of the Business as it is conducted by Seller immediately prior to the Closing Date in all material respects.  Notwithstanding the foregoing, it is understood and agreed that the immediately preceding sentence assumes (i) that Buyer will assume the Berry Agreement (pursuant to which Parent and Seller outsource the functional operation of the Business) without material modification to the terms thereof and take all of the services being performed by L.M. Berry Company immediately prior to the Closing Date, (ii) does not purport to address the existence or sufficiency of any rights in or licenses to any Company Intellectual Property (which is exclusively addressed in Section 3.15), (iii) shall not be deemed a representation or warranty as to any revenue, costs or expenses associated with the conduct of the Business immediately following the Closing Date and (iv) assumes the receipt of all necessary authorizations, approvals, consents or waivers required by Law, by Governmental Authorities or other third parties pursuant to their Contract rights in connection with the transactions contemplated hereby and pursuant to the Ancillary Agreements.

3.17         Environmental Matters.  To the Knowledge of Seller, there are no served and pending or threatened environmental remediation activities, or requests for information or notices of violation of any nature or other Action seeking to impose on the Business or the Company any liability pursuant to any Law, in each case, relating to the protection of the natural environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability could reasonably be expected to have a Material Adverse Effect.

3.18         Personal Property.  Seller has (and at Closing, the Company will have) good and marketable title, free of all Encumbrances, to the tangible assets included in the Contributed Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

4.1           Organization and Related Matters.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Buyer has all necessary corporate power and authority to carry on its business as now conducted.  Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer.  This Agreement constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting credtiors’ rights generally and subject, as to enforceability, to the exercise of judicial discretion in accordance with principles of equity.

4.2           Authorization; No Conflicts.  The execution, delivery and performance of this Agreement by Buyer will not violate, or constitute a breach or default under, (a) Buyer’s Certificate of Incorporation or By-Laws or (b) any Contract to which Buyer is a party.  Subject to obtaining the Hawaii Regulatory Approvals and the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act, Buyer’s execution, delivery and performance of this Agreement will not violate any Law in any material respect.

4.3           No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer, or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

4.4           Actions.  There is no Order or Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

4.5           Compliance with Law.  Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) have not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Buyer or (ii) have not and could not reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

4.6           Financial Capabilities.  Buyer has prior to the date hereof delivered to Seller a true, correct and complete copy of an executed commitment letter from Welsh, Carson, Anderson & Stowe X, L.P. committing it to provide to Buyer the necessary financing for, subject to the terms and conditions therein, the transactions contemplated by this Agreement.  As of the date hereof, the commitment letter described in the preceding sentence is in full force and effect, has not been withdrawn nor terminated, and Buyer has no reason to believe that such letter will not lead to the financing contemplated thereunder.  The financing contemplated by such letter constitutes all of the financing required to be provided by Buyer for the consummation of the transactions contemplated by this Agreement, including the payment of the Purchase Price and the payment of all fees and expenses incurred by Buyer in connection therewith.  Seller shall be entitled to rely upon the financing commitment provided by Welsh, Carson, Anderson & Stowe X, L.P. in such letter as a third party beneficiary.

4.7           Insurance Matters.  Buyer acknowledges that all or substantially all of the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained by Seller or its Affiliates (the “Seller Corporate Policies”).

4.8           Investment Representation.  Buyer acknowledges that the Membership Interests are not registered under the Securities Act.  Buyer is an “accredited investor” as defined under the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investments hereunder.  Buyer is acquiring beneficial ownership of the Membership Interests for its own account, for investment purposes only and not with a view to the distribution thereof (other than in compliance with all applicable federal and state securities Laws).  Buyer agrees that the Membership Interests will not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of, directly or indirectly, without registration under the Securities Act, except pursuant to a valid exemption from registration under the Securities Act.

4.9           Investigation; No Other Representations or Warranties.

(a)           Buyer hereby acknowledges that it:

(1)           is an informed and sophisticated participant in the transactions contemplated hereby and by the Ancillary Agreements;

(2)           has conducted a thorough review and analysis of the operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business and the Company;

(3)           has been provided access to the agents, personnel, properties, premises and records of each of Seller, the Business and the Company that it considered sufficient for purposes of enabling it to give this acknowledgement; and

(4)           has, as of the date hereof, no knowledge of any disagreements or concerns with respect to the Business Audited Financial Statements based on diligence performed by Buyer and its Affiliates on the Business to date.

(b)           Except for the representations and warranties expressly set forth in Article III of this Agreement, Buyer acknowledges that none of Parent, Seller, the Company or any of their Affiliates or any other Person makes any other express or implied representation or warranty with respect to the Membership Interests, the Company, the Business or otherwise or with respect to any other information provided to Buyer or its respective Affiliates, agents or Representatives, whether on behalf of Parent, Seller, any Affiliate of either or the Company or such other Persons, including as to (1) the operation of the Business by Buyer or the Company after the Closing in any manner other than operated by Seller or Seller’s Affiliates or (2) the probable success or profitability of the ownership or operation of the Business by Buyer or the Company after the Closing, including the profitability of the Material Contracts, either individually or in the aggregate.  FOR THE AVOIDANCE OF DOUBT, BUYER HEREBY AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE BUSINESS AND THE ASSETS AND LIABILITIES OF THE BUSINESS ARE TRANSFERRED “AS IS,” “WHERE IS” AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AS TO ANY OF THE ASSETS OF THE BUSINESS.

(c)           In furtherance of the foregoing, Buyer acknowledges and agrees that except for an Action based on the representations and warranties contained in Article III of this Agreement, no Action may be brought by or on behalf of Buyer or any other Person against Parent, Seller or any other Person, and neither Parent, Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person, based on any representations and warranties or resulting from the distribution to Buyer, or Buyer’s use of, any information, including the Confidential Descriptive Memorandum dated January 2007 or any information, projections, documents or material made available to Buyer at any time in certain “data rooms,” management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V

COVENANTS

5.1           Conduct of Business.  During the period from the date of this Agreement to the earlier of (x) the termination of this Agreement pursuant to Article IX or (y) the Closing Date, except as set forth in Section 5.1 of the Seller Disclosure Schedule and except as expressly contemplated by this Agreement, the Contribution Agreement or any other Ancillary Agreement or as required by any Law, Order (including the Decision and Order and any other Order of the Commission) or Permit or as consented to in writing by Buyer, which consent shall not be unreasonably conditioned, delayed or withheld, Seller shall and shall cause the Company to:

(a)           operate the Business in the ordinary course and substantially the same manner as it is currently being conducted;

(b)           maintain the tangible personal property of the Business in good repair, order and condition, reasonable wear and tear excepted;

(c)           maintain the Seller Corporate Policies with respect to the Business consistent with past practice; provided the Parties acknowledge that Parent or Seller may at any time cancel prospectively or not renew any of the Seller Corporate Policies as to coverage relating to events after the Closing Date or insured risks other than those associated with the Business on or prior to the Closing Date;

(d)           maintain the books and records of the Business substantially in accordance with prior practice, except as changes are mandated by Governmental Authorities or required by GAAP or to comply with applicable requirements of Law;

(e)           maintain its corporate existence and the limited liability company existence of the Company;

(f)            not make any material change in the general lines of business of the Business;

(g)           not sell, lease, license, mortgage, pledge, encumber or dispose of, or make any contract for the sale, lease, licensing, mortgage, pledge, encumbrance or disposition (including by way of any non-cash dividend) of any asset exclusively used in the conduct of the Business, other than (i) in the ordinary course of business, (ii)  the disposition of the securities, property or other assets listed in Section 5.1(g) of the Seller Disclosure Schedule, (iii) pursuant to any Contracts of Seller or Parent or any Affiliate of either relating to the Business and in effect on the date hereof or set forth on Section 5.1(g) of the Seller Disclosure Schedule or entered into in compliance with this Section 5.1 or (iv) as expressly contemplated by this Agreement or the Contribution Agreement;

(h)           except as required by its terms, not materially amend, modify or terminate any Material Contract other than in the ordinary course of business, provided the foregoing shall not prohibit allowing a Material Contract to lapse at the end of the initial term thereof;

(i)            not establish, adopt or enter into any ERISA Plan of the Business or the Company or any plan, agreement, program, policy, trust, fund or other arrangement that would be an ERISA Plan of the Business or the Company if it were in existence as of the date of this Agreement;

(j)            except as otherwise permitted herein or in the Contribution Agreement, not issue (other than to the Company), sell, redeem or acquire for value any Membership Interests of the Company;

(k)           not effect any recapitalization, reclassification or like change in the capitalization of the Company;

(l)            not amend the Certificate of Incorporation or other organizational document of Seller or the Company;

(m)          not subject any of the properties exclusively used in the conduct of the Business to any Encumbrance other than any Encumbrance required by the Credit Agreement;

(n)           not make any new, or change any existing, material Tax elections, in each case, that would impose a liability on Buyer or the Company after the Closing;

(o)           comply in all material respects with all Laws and all Orders of any Governmental Authorities applicable to its assets and the Business;

(p)           not enter into or guarantee any new or additional Indebtedness other than (i) Indebtedness incurred in the ordinary course of business or (ii) Indebtedness that will not be direct or indirect obligations of the Company as of the Closing Date, including, without limitation, Indebtedness under the Credit Agreement;

(q)           not invoice for accounts receivable outside of the ordinary course of business consistent with past practice, including by accelerating the timing of such invoice;

(r)            pay accounts payable in the ordinary course of business consistent with past practice;

(s)           settle any material Action relating exclusively to the Business;

(t)            except (i) in the ordinary course of business or (ii) as may be required pursuant to any Contract in effect on the date hereof, adopt, enter into, or materially amend or increase the benefits or obligations under, any Contract or arrangement with Ron Montgomery with respect to his employment with Seller or any of its Affiliates; and

(u)           not agree or commit to do any of the foregoing items that are prohibitions.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, rights to control or direct the operation of the Business or the Company prior to the Closing.  Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement and subject to the express limitations of this Section 5.1, complete control and supervision of the Business.

5.2           Access.  Subject to applicable Laws and except as reasonably necessary to preserve attorney-client privilege, Seller shall and shall cause the Company to authorize and permit Buyer and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business or the other businesses of Seller or its Affiliates, to (a) Seller’s, and, after the consummation of the Contribution, the Company’s, properties, books and records, in each case, relating to the Business and (b) the management personnel of the Business employed by Seller, in each case as Buyer may from time to time reasonably request for the purpose of (i) familiarizing itself with the Business and (ii) obtaining any necessary approvals of, or Permits for, the transactions contemplated by this Agreement.  All requests for access to such properties, books and records and other information shall be made to such of Seller’s representatives as Seller shall designate, who shall be solely responsible for coordinating and shall coordinate all such requests and all access permitted hereunder.  Any information provided to Buyer or its Representatives in accordance with this Section shall be subject to the terms of the Non-Disclosure Agreement between Buyer or its Affiliates and Parent (the “Non-Disclosure Agreement”).

5.3           Efforts; No Inconsistent Action.

(a)           Subject to the terms and conditions hereof, Buyer and Seller shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to each other’s obligation to close the transactions contemplated hereby as set forth in Article VI to be satisfied.

(b)           Hawaii Regulatory Approvals.  In furtherance of the foregoing, the Parties and their Affiliates shall use their commercially reasonable efforts to file as promptly as practicable following the date hereof and in any event no later than fourteen (14) days following the date hereof an application requesting the approval of the Commission to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to complete the performance of the obligations of this Agreement including, without limitation, payment of the Purchase Price.  Such application shall include, without limitation, requests that the Commission: (i) approve, in contemplation of the Closing, the Contribution and (ii) approve the proposed purchase and sale of the Membership Interests contemplated hereby (collectively, the “Hawaii Regulatory Approvals”).  Each of Buyer, Seller and the Company shall use commercially reasonable efforts to obtain the Hawaii Regulatory Approvals and shall cooperate fully with each other and with the Commission to obtain the Hawaii Regulatory Approvals at the earliest practicable date.  Notwithstanding the foregoing, in the event the Commission imposes any unacceptable condition, term or restriction as more particularly described in Section 6.1(c), each of Buyer and Seller shall use commercially reasonable efforts to seek modification or removal of such condition, term or restriction such that the Hawaii Regulatory Approvals shall conform to the standards set forth in Section 6.1(c).

(c)           Hart-Scott-Rodino Act.  In furtherance of the covenant set forth in Section 5.3(a) above, the Parties shall use their commercially reasonable efforts to file as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act or otherwise including requests for additional information concerning such transactions.  Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to obtain any approvals required for the Closing (including the approval of the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act), to respond to any requests for information from a Governmental Authority, and to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.  Buyer agrees to use commercially reasonable efforts to promptly secure clearance under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby, (i) including divesting or otherwise disposing of assets or businesses of Buyer and its Affiliates or transferring the same to a trust or similar vehicle pending disposition or divestiture and (ii) agreeing to such non-material amendments of this Agreement, in each case as may be requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act (according to the time periods requested by such Governmental Authorities) in order to facilitate such approval process.  Except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act that reveal Seller’s or Buyer’s negotiating objectives or strategies or purchase price expectations, to the extent permitted by applicable Law, Buyer and Seller shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Act, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement.  Buyer and Seller acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Non-Disclosure Agreement.   Buyer agrees to pay all application fees required in connection with any filings under the Hart-Scott-Rodino Act.

(d)           Buyer and Seller shall notify and keep the other advised as to (i) any material communication from any Governmental Authority, including the Commission, regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party or, to its knowledge, threatened, which challenges the transactions contemplated hereby.  Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

(e)           Prior to the Closing, the Parties shall use commercially reasonable efforts to obtain (and cooperate with the other Party hereto in obtaining) all Third Party Consents that may be necessary to consummate the transactions contemplated hereby.  Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with obtaining such Third Party Consents.

(f)            All documents required to be filed by any of the Parties or any of their Affiliates with any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

5.4           Insurance Coverage.  On the Closing Date, all Seller Corporate Policies that relate exclusively to the Business will be terminated and no Seller Corporate Policy will be available (except for matters arising from activities on or prior to the Closing Date) to Buyer or the Company or transferred to Buyer or the Company at or after the Closing.  It is understood that Seller shall be free at its discretion at any time to cancel prospectively or not renew any of the Seller Corporate Policies relating to the Business as to coverage relating to events subsequent to the Closing Date or insured risks so long as such cancellation has no effect on coverage associated with the Business prior to the Closing Date.  Without limiting the rights of Buyer elsewhere in this Agreement, if any claims by third Persons are made, or losses occur prior to the Closing Date, that relate to the Business, and claims may be made against third-Person insurance policies (other than directors’ and officers’ liability insurance policy that is one of the Seller Corporate Policies) retained by the Company or its Affiliates after the Closing (and after the termination of coverage of the Company thereunder in accordance with this Section 5.4), then Seller shall use its commercially reasonable efforts to ensure that the Company or its Affiliates can file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies and Seller agrees to otherwise cooperate with the Company or its Affiliates to make the benefits of any third-party insurance policies available to the Company or its Affiliates, provided, that (i) all of Sellers’ and their Affiliates’ costs and expenses incurred in connection with the foregoing are promptly paid by the Company and (ii) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions, self-insurance provisions or any payment or reimbursement obligations of Seller or any of its Affiliates in respect thereof.

5.5           Supplemental Disclosure.  Seller shall have the right, from time to time prior to the Closing, to supplement any section of the Seller Disclosure Schedule with respect to any matter that arises or becomes known by Seller after the date hereof that would have been required or permitted to be set forth or described in the Seller Disclosure Schedule had such matter existed or been known as of the date of this Agreement, (a “Supplemental Disclosure Matter”). Any such supplemental disclosure will be deemed to have cured any inaccuracy of any representation or warranty made in this Agreement for all purposes hereunder (it being understood that the consummation of the Closing will be deemed to constitute a waiver of any such breach).  Notwithstanding the foregoing, Seller’s right to supplement the Seller Disclosure Schedule shall not apply to the extent that the Supplemental Disclosure Matters proposed to be disclosed in such supplements, in the aggregate, either have or would reasonably be anticipated to result in Losses to the Company in excess of $500,000.00 unless Seller, in a written notice to Buyer, grants Buyer the right, within five Business Days of such notice, to terminate this Agreement pursuant to Section 9.1(a) (and such notice expressly states that Seller shall mutually agree to so terminate this Agreement pursuant to Section 9.1(a) if Buyer chooses to do so).  In the event Buyer chooses not to terminate this Agreement as provided in the proviso of the preceding sentence, such supplement to the Seller Disclosure Schedule shall be permitted and any such supplemental disclosure permitted by this Section 5.5 will be deemed to have cured any inaccuracy of the representation and warranty made in the Seller Disclosure Schedule for all purposes hereunder.

5.6           Cooperation.  After the Closing Date, upon Seller’s request (and at Seller’s expense for out-of-pocket expenses incurred by Buyer or the Company, but without any fees or charges being imposed by Buyer or the Company) and without necessity of subpoena or any other legal process, Buyer shall cause the Company and its representatives and counsel to, subject to procedures and other limitations set forth in Article VII, use commercially reasonable efforts to cooperate fully with Seller and its representatives and counsel for purposes of permitting Seller to address and respond to any matters involving Seller that arise as a result of Seller’s prior ownership of the Membership Interests or operation of the Business, whether or not related to this Agreement, including claims made by or against Parent, Seller or the Company and involving any Governmental Authority or third party.  Such cooperation shall include (subject to customary obligations of confidentiality) (a) reasonable access during normal business hours and upon reasonable notice to, without limitation, Buyer’s and its Affiliates’ officers, directors, employees, auditors, counsel, Representatives, properties, books, records and operating instructions and procedures and (b) the right to make and retain copies of all pertinent documents and records relating to any such matters.  Buyer’s obligations under this Section 5.6 are in addition to Buyer’s other obligations to cooperate with Seller contained in this Agreement.

5.7           Confidentiality.  If the Closing does not occur and this Agreement is terminated, the Parties and their respective Affiliates, officers, directors, employees and Representatives shall comply with the Non-Disclosure Agreement and such agreement shall remain in full force and effect, the provisions of which are expressly incorporated herein in their entirety by this reference.

5.8           Ancillary Agreements.  On the Closing Date, Parent shall cause HT, and Seller shall cause the Company, to enter into each of the Ancillary Agreements to be executed at Closing.

5.9           Prior Knowledge.  If Buyer had knowledge prior to the execution of this Agreement that any representation or warranty of any Seller Execution Party contained in this Agreement was not true and correct as of the date hereof, Buyer may not assert such breach of a representation and warranty (a) as a basis not to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or (b) as a basis for an indemnification claim under Article VII.

5.10         Certain Notices.  Seller shall give notice to Buyer, and Buyer shall give notice to Seller, of any occurrence or non-occurrence of any fact or event that would reasonably be expected to cause the failure of Seller or its Affiliates or Buyer or its Affiliates, as the case may be, to comply with or satisfy any closing condition pursuant to Article VI.

5.11         No Negotiation.  Unless and until this Agreement is terminated, Parent, Seller and the Company shall not, and shall cause their respective directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, the Business, the Company or the Company Subsidiaries, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

CONDITIONS OF PURCHASE

6.1           General Conditions.  The obligations of Buyer and Seller to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Parties:

(a)           No Orders; Actions.  At the Closing Date, (i) no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that prohibits any of the transactions contemplated hereby or by the Ancillary Agreements and (ii) no Action shall have been commenced by any Governmental Authority that seeks to prohibit or enjoin the transactions contemplated hereby.

(b)           Hart-Scott-Rodino Act.  All required waiting periods under the Hart-Scott-Rodino Act relating to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

(c)           Hawaii Regulatory Approvals.  The Hawaii Regulatory Approvals shall have been received or obtained; provided that the Hawaii Regulatory Approvals shall not impose or be conditioned upon Seller’s or any of its Affiliates’ agreement to or compliance with any term, condition or restriction on Seller or any of its Affiliates or result in the waiver of rights asserted by any of the foregoing that would reasonably be likely to be materially adverse to Seller or any of its Affiliates in the reasonable judgment of Seller.

6.2           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Buyer:

(a)           Representations and Warranties of Parent, Seller and the Company.  The representations and warranties of Parent, Seller and the Company contained herein shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any materiality or Material Adverse Effect qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date (without regard to any materiality or Material Adverse Effect qualifiers set forth therein), except in each case to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)           Compliance with Agreement.  Parent, Seller, their Affiliates and the Company shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller, Parent, their Affiliates and the Company prior to or at the Closing.

(c)           Closing Certificate.  Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) above have been fulfilled.

(d)           Other Agreements.  The applicable Seller Execution Party shall have tendered an executed version of each of the Ancillary Agreements, in the forms attached hereto.

(e)           Contribution.  The Contribution shall have been effectuated not later than the Closing Date in accordance with the Contribution Agreement.

(f)            Deliverables.  Buyer shall have received: (i) a certificate executed by the Secretary of the Company, certifying as of the Closing a true and correct copy of the organizational documents and all amendments thereto, of the Company; (ii)  evidence reasonably satisfactory to Buyer that Seller has obtained resignations or terminations provided for by Section 5.11; and (iii)  the Ancillary Agreements to be delivered to Buyer pursuant to the terms of this Agreement.

6.3           Conditions Precedent to Obligations of Parent and Seller.  The obligations of Parent and Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

(a)           Representations and Warranties of Buyer.  The representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any materiality qualifiers set forth therein), except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date (without regard to any materiality qualifiers set forth therein), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

(b)           Compliance with Agreement.  Buyer shall have performed and complied in all material respects (or shall have cured any material nonperformance or noncompliance) with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)           Closing Certificate.  Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) above have been fulfilled.

(d)           Consent Under the Credit Agreement.  The lenders and agents under the Credit Agreement shall have consented to the consummation of the transactions contemplated by this Agreement and the Contribution Agreement.

(e)           Closing Date Payment.  Buyer shall have tendered to Seller the Purchase Price in the manner specified in Section 2.2.

(f)            Other Agreements.  Buyer or any of its Affiliates shall have tendered an executed version of each of the Ancillary Agreements to which it is a party.

ARTICLE VII

INDEMNIFICATION

7.1           Survival Period.

(a)           All representations and warranties made by the Parties in this Agreement shall survive the Closing and expire on the eighteen (18) month anniversary of the Closing Date, except that the representations and warranties in Section 3.3 shall remain in full force and effect indefinitely.

(b)           The covenants and agreements of the Parties to be performed prior to the Closing shall terminate on the Closing Date (unless otherwise specified therein).

7.2           Period for Claims.  The indemnification contained in this Article VII shall survive the Closing and shall remain in effect with respect to any claim related to the breach of any representation, warranty or covenant, until the expiration of the applicable survival period set forth in Section 7.1.  Unless a claim for indemnification with respect to any alleged breach of any representation, warranty or covenant is asserted by notice given as herein, provided that such notice specifically identifies in reasonable detail a particular breach and the underlying facts relating thereto, to the extent practicable, which notice is given within the applicable period of survival for such representation, warranty or covenant, such claim may not be pursued and is irrevocably waived after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation, warranty or covenant will be deemed to have been properly made, except to the extent the Indemnitee provides notice to the Indemnitor prior to the expiration of the survival period for such representation, warranty or covenant indicating that (i) Losses have actually been incurred by the Indemnitee in respect of the indemnifiable matter and (ii) setting forth in reasonable detail, to the extent practicable, the basis for reasonably believing that additional Losses may be incurred in connection with such indemnifiable matter (and in such event, any such additional Losses may be claimed by Indemnitee even if not actually incurred until after the expiration of the survival period).

7.3           Indemnification Obligation of Seller.  From and after the Closing, and subject to the other provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer, the Company and their Affiliates and their respective directors, officers, agents and employees (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against all Losses incurred or suffered by any Buyer Indemnitee relating to, resulting from or arising out of:

(a)           any inaccuracy, as of the date hereof or as of the Closing Date, in any of the representations and warranties made by any Seller Execution Party in this Agreement (except to the extent such representations and warranties by their terms speak as of a specified date, in which case this Section 7.3(a) shall be limited to any inaccuracy as of such date);

(b)           any failure to perform in any material respect any covenant or agreement of any Seller Execution Party contained in this Agreement; or

(c)           assets and liabilities of the Seller not transferred pursuant to the Contribution Agreement.

7.4           Indemnification Obligation of Buyer and the Company.  From and after the Closing and subject to the other provisions of this Article VII, Buyer and the Company shall, jointly and severally, indemnify, defend and hold harmless Seller, Parent and their Affiliates and their respective directors, officers, agents and employees (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from and against all Losses incurred or suffered by any Seller Indemnitee relating to, resulting from or arising out of:

(a)           any inaccuracy, as of the date hereof or as of the Closing Date, in any of the representations and warranties made by Buyer in this Agreement (except to the extent such representations and warranties by their terms speak as of a specified date, in which case this Section 7.4(a) shall be limited to any inaccuracy as of such date);

(b)           any failure to perform in any material respect any covenant or agreement of Buyer contained in this Agreement; or

(c)           any claim arising on or after the Closing Date relating to the conduct of the Business or any action of the Company on or after the Closing Date.

7.5           Definitions for Purposes of this Article.

(a)           “Indemnification Payment” means any amount of Losses required to be paid pursuant to this Agreement;

(b)           “Indemnitee” means any Person entitled to indemnification under this Agreement, either a Seller Indemnitee or a Buyer Indemnitee as the case may be;

(c)           “Indemnitor” means any person or entity required to provide indemnification under this Agreement; and

(d)           “Losses” means any losses, liabilities, damages, deficiencies, costs and expenses (including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including the reasonable costs and expenses of investigating and defending any indemnification claim), excluding any such losses, liabilities, damages, costs and expenses to the extent that the underlying liability or obligation is the result of any action taken or omitted to be taken by any Indemnitee.

7.6           Limitation on Claims for Indemnifiable Losses.  Notwithstanding anything to the contrary contained herein:

(a)           Seller shall not be liable for any Losses with respect to any claims by a Buyer Indemnitee under Section 7.3(a) unless and until the total of all such claims for indemnity or damages with respect thereto exceeds 0.5% of the Purchase Price (the “Seller Threshold”), and then Seller shall be liable for all such claims in excess of the Seller Threshold.  The aggregate liability of Seller for indemnifiable Losses with respect to any claims under Section 7.3(a) hereof shall not exceed the amount which is 10% of the Purchase Price (the “Seller Indemnification Limit”).

(b)           No Indemnitor shall be liable to or obligated to indemnify any Indemnitee hereunder for any consequential, indirect, incidental, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, revenues, profits, business opportunities or goodwill, or any cost or expense related thereto, except to the extent such damages are payable to or have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Article VII.

(c)           Seller and Buyer shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party (or its Affiliates) hereunder, including by making commercially reasonable efforts to mitigate the Losses and resolve any such claim or liability prior to initiating litigation.

(d)           Notwithstanding anything to the contrary contained herein, no Party shall, after the date on which the Final Working Capital is determined pursuant to Section 2.3, make any claim for indemnification with respect to the breach of any representation or warranty of Seller if the facts underlying such claim were fully and completely accounted for in the Final Working Capital.

7.7           Defense of Claims.

(a)           Third Party Claims.  Subject to Section 7.7(b), if any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a Buyer Indemnitee or a Seller Indemnitee (each, a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than ten (10) calendar days after receipt of notice of such Third Party Claim, provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise).  The Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof.  Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof at its own expense. Without the prior written consent of an Indemnitee, which shall not be unreasonably conditioned, withheld or delayed, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) does not contain, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee or (ii) admits the liability or fault of the Indemnitee (the “Settlement Requirements”).  If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee, the Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnitee declined to accept plus the difference, if any, between (1) such settlement amount and (2) the aggregate amount of the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnitee with respect to such claim.  The Party controlling any defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other Party with respect thereto.

(b)           Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a “Direct Claim”) shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not later than thirty (30) calendar days after the incurrence thereof or such Indemnitee’s knowledge of such event (whichever is later), provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise), and the Indemnitor will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim.  If the Indemnitor does not so respond within such thirty (30) calendar day period, the Indemnitor will be deemed to have accepted such claim.  If the Indemnitor rejects such claim, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article VII.

7.8           Subrogation.  If after the making of any Indemnification Payment, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction as and when actually received by the Indemnitee will promptly be repaid by the Indemnitee to the Indemnitor.  Upon making any Indemnification Payment, the Indemnitor will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Losses to which the Indemnification Payment relates.  Without limiting the generality or effect of any other provision of this Article VII, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

7.9           Remedies Exclusive.  Following the Closing, the sole and exclusive remedy at law for Seller or Buyer for any claim (whether such claim is framed in tort, contract or otherwise), arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement other than a claim for fraud, shall be a claim by Seller or Buyer for indemnification pursuant to this Article VII and with respect to matters relating to Taxes, Article VIII.

7.10         Mitigation.  The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.  Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for indemnification pursuant to this Article VII such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Article VII.  In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

7.11         Tax Treatment.  Unless otherwise required by Law, the Parties agree to treat any indemnification paid pursuant to this Article VII or Article VIII as an adjustment to the Purchase Price for United States federal and applicable state income Tax purposes.

ARTICLE VIII

TAX MATTERS

8.1           Certain Taxes and Fees.

(a)           Buyer shall bear and be responsible for all excise, transfer, documentary, sales, use, stamp registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby or in the

Ancillary Agreements regardless of whether a Governmental Authority would (or does) seek to collect such Taxes from Seller, the Parent or their Affiliates or Buyer or its Affiliates (“Transaction Taxes”).  Buyer shall also be responsible for (i) administering the payment of such Transaction Taxes, to the extent permitted by Law, (ii) defending or pursuing any proceedings related thereto and (iii) paying any expenses related thereto.  If Seller is required by Law to administer the payment of any such Transaction Tax, Seller shall consult with Buyer with respect to the preparation and filing of the relevant Tax Return(s) and Buyer shall pay the amount of such Transaction Tax to Seller at least ten (10) days prior to the due date for the Transaction Tax Return.

(b)           If Seller is required by Law to administer the payment of any such Transaction Tax, Seller shall consult with Buyer with respect to the preparation and filing of the relevant Tax Return(s) and Buyer shall pay the amount of such Transaction Tax to Seller at least ten (10) days prior to the due date for the Transaction Tax Return.

(c)           Notwithstanding anything in this document to the contrary, Seller shall bear and be responsible for all Transaction Taxes incurred in connection with the Contribution and shall also be responsible for (i) administering the payment of such Transaction Taxes, to the extent permitted by Law, (ii) defending or pursuing any proceedings related thereto and (iii) paying any expenses related thereto.

8.2           Allocation of Purchase Price.

(a)           The Parties to this Agreement agree that the Purchase Price and the liabilities contributed to the Company will be allocated to the assets of the Company for all purposes (including Tax purposes) in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder.  Within 60 days after the Closing Date, Seller shall provide to Buyer a draft allocation of the balance of the Purchase Price (and the aforementioned liabilities) among the assets of the Company (“Purchase Price Allocation”).  Buyer shall propose to Seller any changes in the draft Purchase Price Allocation within 30 days of the receipt thereof.  In the event that no changes are proposed in writing to Seller within such time, Buyer shall be deemed to have agreed to the Purchase Price Allocation.

(b)           If any changes are proposed, Seller and Buyer shall negotiate in good faith and shall use reasonable efforts to agree upon a final Purchase Price Allocation.

8.3           FIRPTA Certificate.  Seller shall furnish to Buyer an affidavit, stating under penalty of perjury, that the indicated number is the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, within the meaning of section 1445 of the Code.

ARTICLE IX

TERMINATION

9.1           Termination of Agreement.  Anything herein or elsewhere notwithstanding, this Agreement and the Contribution Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)           Mutual Consent.  By mutual consent in writing of Buyer and Seller.

(b)           Closing Not Consummated by Earlier Date.  By Seller or Buyer at any time after the date occurring nine months from the date hereof, if the Closing shall not have occurred by such date (the “Termination Date”), unless extended by mutual consent in writing of Buyer and Seller; provided that in the event the condition provided in Section 6.1(c) is the sole condition (other than any condition that by its nature is due or capable of being satisfied only at Closing) that remains unsatisfied as of the Termination Date, either Buyer or Seller shall be entitled (but not required) unilaterally to extend the Termination Date for a period not to exceed 90 days.

(c)           Conditions to Buyer’s Performance Not Met.  By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VI.

(d)           Conditions to Seller’s Performance Not Met.  By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in Article VI.

9.2           Good Faith Performance.  Neither Party shall be entitled to exercise any right of termination pursuant to Section 9.1 above if such Party shall not have performed diligently and in good faith the obligations required to be performed by such Party hereunder prior to the date of termination.

9.3           Effect of Termination.  In the event that this Agreement and the Contribution Agreement shall be terminated pursuant to Section 9.1, all obligations of the Parties under this Agreement and the Contribution Agreement shall terminate without further liability of any Party to another; provided that (a) the obligations of the Parties contained in this Section 9.3 and Sections 10.2 and 10.3, (b) all provisions of this Agreement necessary for the interpretation and enforcement thereof and (c) the Non-Disclosure Agreement shall in each case survive any such termination.  A termination under Section 9.1 shall not relieve any Party of any liability for fraud or a willful breach of any covenant or agreement under this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach.  If this Agreement is terminated for any reason, no representative of Buyer will directly or indirectly attempt to influence any employee of Seller or any agent of the Business to seek employment with Buyer or any of its Affiliates for a period of one year after this Agreement is terminated other than general solicitations not specifically targeting employees of Seller, the Company or any agent of the Business.

9.4           Compliance with Non-Disclosure Agreement.  Upon any termination of the Agreement, each of the Parties shall promptly comply with the obligations of the Non-Disclosure Agreement regarding return or destruction of Confidential Information of the other Party.

ARTICLE X

MISCELLANEOUS

10.1         Notices.  All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate Party at the address specified below:

(a)           If to Buyer, to:

CBD Investor, Inc.

188 Inverness Drive West

Suite 800

Englewood, CO 80112

Facsimile No.:  (303) 867-1604

Attention:  John S. Fischer, General Counsel

Email:  john.fischer@localinsightmedia.com

And with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

One Tabor Center

1200 Seventeenth Street, Suite 1500

Denver, Colorado  80202

Facsimile No.:  (303) 899-7333

Attention:  Paul Hilton

Email:  philton@hhlaw.com

(b)           If to Seller and Parent, to:

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

Attention:  General Counsel

Facsimile No.:  (808) 546-8956

And

The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

Facsimile No.:  (212) 381-4901

Attention:  Matthew P. Boyer

Email:  Matthew.Boyer@carlyle.com

And with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Facsimile No.: (212) 754-4864

Attention:  R. Ronald Hopkinson

Email:  ron.hopkinson@lw.com

or to such other address or addresses as such Party may from time to time designate by like notice.

10.2         Information Releases.  The Parties shall consult with each other (and allow the other Party notice, and a reasonable time to comment) in preparing any employee announcement, press release, public announcement, news media response or other form of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the employees generally, news media or the public.  Neither Party shall issue or cause the publication of any press release, public announcement or media response without the prior written consent of the other Party; provided, however, that, after allowing the other Party notice and a reasonable time to comment prior to issuance, nothing herein will prohibit either Party from making an employee announcement, or issuing or causing publication of any press release, public announcement or media response to the extent that such action is required by applicable Law.

10.3         Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided herein, each Party shall pay any expenses (including attorneys’ fees) incurred by it incidental to this Agreement and the Ancillary Agreements and in consummating the transactions provided for herein and therein.

10.4         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the Parties and their respective successors and permitted assigns, but is not assignable or delegable by any Party without the prior written consent of the other Party, which may be withheld in its sole discretion and any attempt to assign this Agreement without such consent shall be null and void and of no effect, provided, that (i) Seller may assign its right to receive the Purchase Price to an Affiliate of Seller without the consent of Buyer and (ii) Buyer may, without the consent of Seller (A) collaterally assign, in whole or in part, any of its rights hereunder as security to one or more lenders and (B) assign its rights and obligations hereunder in whole or in part to a wholly-owned subsidiary of Buyer which shall assume Buyer’s obligations and liabilities hereunder.  Assignment by any Party in accordance with the terms of this Section 10.4 shall not relieve such assignor of any liability or other obligation under this Agreement.

10.5         Amendments.  This Agreement may be amended, modified or waived only by a subsequent writing signed by authorized representatives of all Parties.

10.6         Captions.  The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.

10.7         Entire Agreement.  Other than the Non-Disclosure Agreement, this Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement) and the Ancillary Agreements (including the Schedules, Exhibits and Annexes referred to in or delivered under any Ancillary Agreement) supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the Parties relating to the matters contemplated hereby.  This Agreement (including the Schedules and Exhibits referred to in or delivered under this Agreement), the

Non Disclosure Agreement and the Ancillary Agreements (including the Schedules, Exhibits and Annexes referred to in or delivered under any Ancillary Agreement) constitute the entire agreement by and among the Parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein or therein.

10.8         Waiver.  Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each Party at law or in equity.

10.9         Third Parties.  Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any Person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement and no Person other than the Parties, their successors and permitted assigns, is entitled to rely on any representation, warranty, agreement or covenant contained herein.

10.10       Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and any or all of which shall constitute one and the same instrument.

10.11       Governing Law.  This Agreement and the Contribution Agreement shall be governed by and construed in accordance with the Laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the Laws of any other jurisdiction). The Parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding arising out of this Agreement, the Contribution Agreement or any transaction contemplated hereby or thereby.  The Parties agree that service of process, summons or notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT HERETO.  In the event of any breach of the provisions of this Agreement, the Contribution Agreement or any other agreement entered into in connection therewith, the non-breaching Party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching Party with respect thereto at law or in equity.

10.12       Further Assurances.  Each Party shall use its commercially reasonable efforts to cause all conditions to its and the other Party’s obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement and the Ancillary Agreements, to the end that the transactions contemplated hereby and thereby shall be effected substantially in accordance with their terms as soon as reasonably practicable.  Without limiting the generality of the foregoing, (a) the Parties shall use commercially reasonable efforts to cooperate with each other in such actions and in securing any requisite approvals under the Hart-Scott-Rodino Act and the Hawaii Regulatory Approvals and any requisite Permits and (b) each Party shall use commercially reasonable efforts to execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement and the Ancillary Agreements or to evidence such events or matters; provided, that such additional documents and instruments shall not (i) provide for additional representations or warranties by any Person, (ii) impose additional obligations or liabilities upon the other Party or (iii) be inconsistent with the express terms of this Agreement.

10.13       Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority for any reason, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any Party.  In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

10.14       Schedules; Exhibits.  The Seller Disclosure Schedule and each Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall qualify this Agreement, although schedules shall not be attached to each copy of this Agreement.  The mere inclusion of an item or information in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item or information represents an exception or material fact, event or circumstance or an admission of liability to any third Person or that such item has or would reasonably be expected to have a Material Adverse Effect.  Further, any fact or item which is clearly disclosed on any schedule or in the Business Audited Financial Statements in such a way as to make its relevance or applicability to information called for by another schedule or other schedules to this Agreement reasonably apparent shall be deemed to be disclosed on such other schedule or schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

10.15       Knowledge Convention.  As used herein, the phrase “Knowledge of Seller” and similar phrases shall mean all matters actually known, after due inquiry, to the following individuals:  Ron Montgomery, Henry Ellis and Francis Mukai.  The phrase “Knowledge of Buyer” and similar phrases shall mean all matters actually known to Scott Pomeroy, Wayne Graham and John Fischer.

IN WITNESS WHEREOF, the Parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.

HAWAIIAN TELCOM
COMMUNICATIONS, INC.

By:	/s/ Michael S. Ruley
Name: Michael Ruley
Title: Chief Executive Officer

HAWAIIAN TELCOM SERVICES
COMPANY, INC.

By:	/s/ Michael S. Ruley
Name: Michael Ruley
Title: Chief Executive Officer

CBD INVESTOR, INC.

By:	/s/ John S. Fischer
Name: John S. Fischer
Title: General Counsel

Purchase Agreement